                                                                 EXHIBIT 10.40.1

                             CHOLESTECH CORPORATION

                               FIRST AMENDMENT TO
                   AMENDED AND RESTATED SEVERANCE ARRANGEMENT

         This First Amendment to the Amended and Restated Severance Agreement dated as of June 14, 2001 (the "Agreement"), is made as of March 27, 2003 (the "Amendment"), by and between Cholestech Corporation, a California corporation (the "Company"), and Warren E. Pinckert II (the "Executive").

         WHEREAS, the Company and the Executive desire to amend Section 2 and
Section 3 of the Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth herein, the Company and the Executive agree as follows:

         1. Section 2 is hereby amended to read in its entirety as follows:

        "2.  Severance Benefits.

                  (a) Option Acceleration. If the Company terminates the Executive's employment, for any or no reason, then any unvested and outstanding stock options granted to the Executive by the Company shall accelerate as to that number of shares which would have become vested and exercisable had the Executive remained employed with the Company until the date that is 18 months after the date of such termination. Such accelerated shares shall continue to be subject to the terms and conditions of the Company's stock option plans and the applicable option agreements between the Executive and the Company. The Executive agrees and acknowledges that the remaining unvested shares of the Company subject to his stock options, excluding the accelerated shares referenced above, shall terminate immediately as of the date of such termination.

                  (b) Severance Payment. If the Company terminates the Executive's employment, for any or no reason, then the Executive shall be entitled to receive a severance payment in an amount equal to 18 months of the Executive's base salary as in effect immediately prior to such termination. Such severance payment shall be in lieu of any other severance payment to which the Executive shall be entitled pursuant to any employment agreement, other letter or the Company's then existing severance plans and policies; provided, however, that the Executive shall be entitled to the severance payment provided for in
Section 4(b)(i) of the Change of Control Severance Agreement between the Executive and the Company (the "Change of Control Agreement") in lieu of the severance payment provided for under this Agreement if the Executive's employment with the Company terminates as a result of an Involuntary Termination (as such term is defined in the Change of Control Agreement) at any time within 12 months after a Change of Control (as such term is defined in the Change of Control Agreement). Such severance payment shall be payable over a period of 18 months commencing on the date of such termination in accordance with the Company's normal payment practices. In addition, during the 18 month period commencing on the date of such termination, the Company shall continue to make available to the Executive and the Executive's spouse and dependents covered under any group health plans or life insurance plans of the Company on the date of such termination of employment, all group health, life and other similar insurance plans in which the Executive or such covered dependents participate on the date of the Executive's termination; provided, however, that (i) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (ii) the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA."

         2. Section 3 is hereby amended to read in its entirety as follows:

        "3. Mitigation. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source. However, the Executive shall not be entitled to receive the health coverage and benefits contemplated by this Agreement in the event that the Executive receives similar health coverage and benefits as a result of new employment during the 18 month period commencing on the date of the Executive's termination."

         3. Except as amended as set forth above, the Agreement shall continue in full force and effect and the parties thereto shall continue to enjoy and be bound by all of their rights and obligations thereunder.

         4. This Amendment shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         5. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         6. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

         IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Amended and Restated Severance Agreement as of the day and year first above written.

                                    CHOLESTECH CORPORATION
                                    a California corporation



                                    By:    /s/ John H. Landon
                                           ------------------------------------
                                           John H. Landon
                                           Chairman of the Board of Directors



                                    /s/ Warren E. Pinckert II
                                    -------------------------------------------
                                    Warren E. Pinckert II




                                                                             -3-